Exhibit 99.1

March 9, 2022

NEWS RELEASE

FOR IMMEDIATE RELEASE

REV GROUP, INC. REPORTS FIRST QUARTER RESULTS AND REAFFIRMS FISCAL 2022 OUTLOOK

•	First quarter net sales of $537.0 million compared to $554.0 million in the prior year quarter, a decrease of 3.1%
•	First quarter net loss of $0.7 million compared to $0.0 million in the prior year quarter
•	First quarter Adjusted EBITDA[1] of $18.3 million compared to $23.2 million in the prior year quarter
•	First quarter Adjusted Net Income of $8.0 million compared to Adjusted Net Income of $8.8 million in the prior year quarter
•	End of first quarter $3.4 billion record backlog on strong order intake within all segments
•	Repurchased approximately 2.0 million of its common shares for $24.4 million
•

Reaffirms full-year fiscal 2022 outlook of net sales of $2.3 to $2.55 billion, net income of $45 to $73 million, Adjusted Net Income of $64 to $89 million, Free Cash Flow of $58 to $80 million, and Adjusted EBITDA of $125 to $155 million

Brookfield, Wis.--(BUSINESS WIRE) -- REV Group, Inc. (NYSE: REVG), a manufacturer of industry-leading specialty vehicles, today reported results for the three months ended January 31, 2022 (“first quarter 2022”). Consolidated net sales in the first quarter 2022 were $537.0 million, representing a decrease of 3.1% compared to $554.0 million for the three months ended January 31, 2021 (“first quarter 2021”). The decrease in consolidated net sales was primarily due to lower net sales in the Fire and Emergency (“F&E”) segment partially offset by an increase in net sales in the Commercial and Recreation segments.

The company’s first quarter 2022 net loss was $0.7 million, or $0.01 per diluted share, which included $4.4 million of restructuring and restructuring related charges, and $1.4 million of accelerated depreciation on buildings and equipment related to restructuring within the F&E segment. Adjusted Net Income for the first quarter 2022 was $8.0 million, or $0.13 per diluted share, compared to Adjusted Net Income of $8.8 million, or $0.14 per diluted share, in the first quarter 2021. Adjusted EBITDA in the first quarter 2022 was $18.3 million, compared to $23.2 million in the first quarter 2021. The decrease in Adjusted EBITDA during the quarter was primarily due to lower contribution from the F&E segment, partially offset by increased Commercial and Recreation segment Adjusted EBITDA.

“We began fiscal 2022 with strong demand, which combined with the execution of our Commercial Excellence program has led to a record backlog in each of our segments and positions us to continue to benefit from strong municipal budgets,” REV Group Inc. President and CEO Rod Rushing said. “Despite having to navigate several external headwinds within the quarter, our consolidated results were largely in line with our expectations. We anticipate the external headwinds will continue in the near term and believe the actions we have taken, and an improved supply chain will improve performance in the second half of the fiscal year.”

REV Group First Quarter Segment Highlights

Fire & Emergency Segment

F&E segment net sales were $237.4 million in the first quarter 2022, a decrease of $43.2 million, or 15.4%, from $280.6 million in the first quarter 2021. The decrease in net sales compared to the prior year quarter was primarily due to decreased shipments of fire apparatus and ambulance units related to supply chain disruption and labor constraints, partially offset by price realization. F&E segment backlog at the end of the first quarter 2022 was $1,655.1 million, an increase of $637.2 million compared to $1,017.9 million at the end of the first quarter 2021. The increase was primarily the result of continued strong demand and order intake for fire apparatus and ambulance units, and lower shipments in the first quarter 2022 mentioned above.

[1]	REV Group, Inc. Adjusted Net Income and Adjusted EBITDA are non-GAAP measures that are reconciled to their nearest GAAP measure later in this release.

F&E segment Adjusted EBITDA was $1.8 million in the first quarter 2022, a decrease of $8.4 million, or 82.4%, from $10.2 million in the first quarter 2021. Profitability within the segment was impacted by lower sales volume, inefficiencies related to supply chain disruption and labor constraints and inflationary pressures, partially offset by price realization.

Commercial Segment

Commercial segment net sales were $97.5 million in the first quarter 2022, an increase of $14.4 million, or 17.3%, from $83.1 million in the first quarter 2021. The increase in net sales compared to the prior year quarter was primarily due to increased shipments of school buses, terminal trucks, and street sweepers, and price realization, partially offset by decreased shipments of municipal transit buses. Commercial segment backlog at the end of the first quarter 2022 was $459.8 million, an increase of $225.8 million compared to $234.0 million at the end of the first quarter 2021. The increase was primarily the result of increased orders for school busses, terminal trucks and street sweepers, partially offset by a decline in orders for municipal transit buses.

Commercial segment Adjusted EBITDA was $7.8 million in the first quarter 2022, an increase of $0.7 million, or 9.9%, from $7.1 million in the first quarter 2021. Higher profitability in the quarter was primarily the result of increased shipments of school buses and terminal trucks, and price realization, partially offset by inflationary pressures, an unfavorable mix of school buses and municipal transit buses, and increased contribution from lower margin terminal trucks and street sweepers.

Recreation Segment

Recreation segment net sales were $202.6 million in the first quarter 2022, an increase of $12.4 million, or 6.5%, from $190.2 million in the first quarter 2021. The increase in net sales compared to the prior year quarter was primarily due to strong price realization, and favorable mix, partially offset by lower line rates and unit shipments related to supply chain disruption and labor constraints in certain businesses. Backlog at the end of the first quarter 2022 was $1,282.6 million, an increase of $528.3 million compared to $754.3 million at the end of the first quarter 2021. The increase was primarily the result of strong demand and order intake across all product categories.

Recreation segment Adjusted EBITDA was $17.1 million in the first quarter 2022, an increase of $2.0 million, or 13.2%, from $15.1 million in the first quarter 2021. The increase was primarily due to strong price realization, and favorable mix, partially offset by inefficiencies related to supply chain disruption and labor constraints, and inflationary pressures.

Working Capital, Liquidity, and Capital Allocation

Cash and cash equivalents totaled $13.9 million as of January 31, 2022. Net debt2 was $242.1 million, and the company had $258.3 million available under its ABL revolving credit facility as of January 31, 2022, a decrease of $31.7 million as compared to the October 31, 2021 availability of $290.0 million. During the first quarter 2022, the company repurchased approximately 2.0 million of its common shares for $24.4 million at an average purchase price of $12.29 per share. Trade working capital3 for the company as of January 31, 2022 was $387.6 million, compared to $368.2 million as of October 31, 2021. The increase was primarily due to an increase in accounts receivable and inventory, partially offset by an increase in accounts payable and customer advances. Capital expenditures in the first quarter 2022 were $4.5 million compared to $2.9 million in the first quarter 2021.

Quarterly Dividend

The company’s board of directors declared a quarterly cash dividend in the amount of $0.05 per share of common stock, payable on April 15, 2022, to shareholders of record on March 31, 2022, which equates to a rate of $0.20 per share of common stock on an annualized basis.

Conference Call

A conference call to discuss the company’s fiscal year 2022 first quarter financial results is scheduled for March 9, 2022, at 10:00 a.m. ET. A supplemental slide deck will be available on the REV Group, Inc. investor relations website. The call will be webcast simultaneously over the Internet. To access the webcast, listeners can go to http://investors.revgroup.com/investor-events-and-presentations/events at least 15 minutes prior to the event and follow instructions for listening to the webcast. An audio replay of the call and related question and answer session will be available for 12 months at this website.

[2]	Net Debt is defined as total debt less cash and cash equivalents.
[3]	Trade Working Capital is defined as accounts receivable plus inventories less accounts payable and customer advances.

About REV Group

REV Group (REVG) companies are leading designers and manufacturers of specialty vehicles and related aftermarket parts and services. We serve a diversified customer base, primarily in the United States, through three segments: Fire & Emergency, Commercial, and Recreation. We provide customized vehicle solutions for applications, including essential needs for public services (ambulances, fire apparatus, school buses, and transit buses), commercial infrastructure (terminal trucks and industrial sweepers) and consumer leisure (recreational vehicles). Our diverse portfolio is made up of well-established principal vehicle brands, including many of the most recognizable names within their industry. Several of our brands pioneered their specialty vehicle product categories and date back more than 50 years. REV Group trades on the NYSE under the symbol REVG. Investors-REVG

Note Regarding Non-GAAP Measures

The company reports its financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). However, management believes that the evaluation of our ongoing operating results may be enhanced by a presentation of Adjusted EBITDA and Adjusted Net Income, which are non-GAAP financial measures. Adjusted EBITDA represents net income before interest expense, income taxes, depreciation and amortization and loss on early extinguishment of debt, as adjusted for certain non-recurring, one-time and other adjustments which we believe are not indicative of our underlying operating performance. Adjusted Net Income represents net income as adjusted for certain after-tax, non-recurring, one-time and other adjustments, which we believe are not indicative of our underlying operating performance, as well as non-cash intangible asset amortization and stock-based compensation. Free Cash Flow is calculated as net cash from operating activities minus capital expenditures.

The company believes that the use of Adjusted EBITDA, Adjusted Net Income and Free Cash Flow provide additional meaningful methods of evaluating certain aspects of its operating performance from period to period on a basis that may not be otherwise apparent under GAAP when used in addition to, and not in lieu of, GAAP measures. A reconciliation of Adjusted EBITDA and Adjusted Net Income to the most closely comparable financial measures calculated in accordance with GAAP is included in the financial appendix of this news release.

Cautionary Statement About Forward-Looking Statements

This news release contains statements that the company believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. This news release includes statements that express our opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results and therefore are, or may be deemed to be, “forward-looking statements.” These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “anticipates,” “expects,” “strives,” “goal,” “seeks,” “projects,” “intends,” “forecasts,” “plans,” “may,” “will” or “should” or, in each case, their negative or other variations or comparable terminology. They appear in a number of places throughout this news release and include statements regarding our intentions, beliefs, goals or current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth, strategies and the industries in which we operate, including REV Group’s outlook for the full fiscal year 2022.

Our forward-looking statements are subject to risks and uncertainties, including those highlighted under “Risk Factors” and “Cautionary Statement on Forward-Looking Statements” in the company’s annual report on Form 10-K, and in the company’s subsequent quarterly reports on Form 10-Q, together with the company’s other filings with the SEC, which risks and uncertainties may cause actual results to differ materially from those projected or implied by the forward-looking statement. Forward-looking statements are based on current expectations and assumptions and currently available data and are neither predictions nor guarantees of future events or performance. You should not place undue reliance on forward-looking statements, which only speak as of the date hereof. The company does not undertake to update or revise any forward-looking statements after they are made, whether as a result of new information, future events, or otherwise, expect as required by applicable law.

Contact

Drew Konop

VP, Investor Relations & Corporate Development

Email: investors@revgroup.com

Phone: 1-888-738-4037 (1-888-REVG-037)

REV GROUP, INC. AND SUBSIDIARIES

CONDENSED UNAUDITED CONSOLIDATED BALANCE SHEETS

(In millions, except share amounts)

		(Audited)
	January 31, 2022	October 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$13.9	$13.3
Accounts receivable, net	249.8	213.3
Inventories, net	527.6	481.7
Other current assets	25.6	52.7
Total current assets	816.9	761.0
Property, plant and equipment, net	154.9	157.6
Goodwill	157.3	157.3
Intangible assets, net	123.9	126.3
Right of use assets	22.4	19.1
Other long-term assets	16.9	17.0
Total assets	$1,292.3	$1,238.3
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$137.1	$116.2
Customer advances	252.7	210.6
Accrued warranty	21.7	22.3
Short-term lease obligations	7.9	7.1
Other current liabilities	66.0	80.8
Total current liabilities	485.4	437.0
Long-term debt	256.0	215.0
Deferred income taxes	23.1	21.4
Long-term lease obligations	15.5	12.8
Other long-term liabilities	24.2	33.3
Total liabilities	804.2	719.5
Commitments and contingencies
Shareholders' Equity:
Preferred stock ($.001 par value, 95,000,000 shares authorized; none issued or outstanding)	—	—
Common stock ($.001 par value, 605,000,000 shares authorized; 63,124,016 and 64,584,291 shares issued and outstanding, respectively)	0.1	0.1
Additional paid-in capital	475.3	502.1
Retained earnings	12.7	16.7
Accumulated other comprehensive loss	—	(0.1)
Total shareholders' equity	488.1	518.8
Total liabilities and shareholders' equity	$1,292.3	$1,238.3

REV GROUP, INC. AND SUBSIDIARIES

CONDENSED UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except share and per share amounts)

	Three Months Ended January 31,
	2022	2021
Net sales	$537.0	$554.0
Cost of sales	481.2	492.3
Gross profit	55.8	61.7
Operating expenses:
Selling, general and administrative	47.6	47.1
Research and development costs	1.2	1.3
Amortization of intangible assets	2.4	2.6
Restructuring	3.7	1.0
Total operating expenses	54.9	52.0
Operating income	0.9	9.7
Interest expense, net	3.4	5.5
Loss on business held for sale	—	3.8
Loss on acquisition of business, net of tax	—	0.4
Loss before benefit for income taxes	(2.5)	—
Benefit for income taxes	(1.8)	—
Net loss	$(0.7)	$—

Net loss per common share:
Basic	$(0.01)	$—
Diluted	$(0.01)	$—
Dividends declared per common share	$0.05	$—

Adjusted net income per common share:
Basic	$0.13	$0.14
Diluted	$0.13	$0.14

Weighted Average Shares Outstanding:
Basic	62,803,784	63,445,973
Diluted	62,803,784	63,445,973

REV GROUP, INC. AND SUBSIDIARIES

CONDENSED UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

	Three Months Ended January 31,
	2022	2021
Cash flows from operating activities:
Net loss	$(0.7)	$—
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	9.6	8.6
Amortization of debt issuance costs	0.4	0.6
Stock-based compensation expense	2.3	1.9
Deferred income taxes	1.7	1.3
Gain on sale of assets	(0.1)	(1.5)
Loss on business held for sale	—	3.8
Loss on acquisition of business	—	0.4
Changes in operating assets and liabilities, net	(16.9)	(13.2)
Net cash (used in) provided by operating activities	(3.7)	1.9
Cash flows from investing activities:
Purchase of property, plant and equipment	(4.5)	(2.9)
Proceeds from sale of assets	0.1	10.0
Net cash (used in) provided by investing activities	(4.4)	7.1
Cash flows from financing activities:
Net proceeds (repayments) from borrowings on revolving credit facility	41.0	(10.0)
Repayment of long-term debt	—	(0.4)
Payment of dividends	(3.3)	—
Repurchase and retirement of common stock	(24.4)	—
Other financing activities	(4.6)	(0.9)
Net cash provided by (used in) financing activities	8.7	(11.3)
Net increase (decrease) in cash and cash equivalents	0.6	(2.3)
Cash and cash equivalents, beginning of period	13.3	11.4
Cash and cash equivalents, end of period	$13.9	$9.1

Supplemental disclosures of cash flow information:
Cash paid (received) for:
Interest	$2.8	$4.7
Income taxes, net of refunds	$(16.3)	$(11.5)

REV GROUP, INC. AND SUBSIDIARIES

SEGMENT INFORMATION

(In millions; unaudited)

	Three Months Ended January 31,
	2022	2021
Net Sales:
Fire & Emergency	$237.4	$280.6
Commercial	97.5	83.1
Recreation	202.6	190.2
Corporate & Other	(0.5)	0.1
Total	$537.0	$554.0

Adjusted EBITDA:
Fire & Emergency	$1.8	$10.2
Commercial	7.8	7.1
Recreation	17.1	15.1
Corporate & Other	(8.4)	(9.2)
Total	$18.3	$23.2

Adjusted EBITDA Margin:
Fire & Emergency	0.8%	3.6%
Commercial	8.0%	8.5%
Recreation	8.4%	7.9%
Total	3.4%	4.2%

Period-End Backlog:	January 31, 2022	October 31, 2021	January 31, 2021
Fire & Emergency	$1,655.1	$1,498.6	$1,017.9
Commercial	459.8	394.7	234.0
Recreation	1,282.6	1,234.5	754.3
Total	$3,397.5	$3,127.8	$2,006.2

REV GROUP, INC. AND SUBSIDIARIES

ADJUSTED EBITDA BY SEGMENT

(In millions; unaudited)

	Three Months Ended January 31, 2022
	Fire & Emergency	Commercial	Recreation	Corporate & Other	Total
Net (loss) income	$(8.6)	$7.0	$13.2	$(12.3)	$(0.7)
Depreciation and amortization	4.4	0.8	3.9	0.5	9.6
Interest expense, net	1.6	—	—	1.8	3.4
Benefit for income taxes	—	—	—	(1.8)	(1.8)
EBITDA	(2.6)	7.8	17.1	(11.8)	10.5
Transaction expenses	—	—	—	0.2	0.2
Sponsor expense reimbursement	—	—	—	0.1	0.1
Restructuring costs	3.7	—	—	—	3.7
Restructuring related charges	0.7	—	—	—	0.7
Stock-based compensation expense	—	—	—	2.3	2.3
Legal matters	—	—	—	0.8	0.8
Adjusted EBITDA	$1.8	$7.8	$17.1	$(8.4)	$18.3

	Three Months Ended January 31, 2021
	Fire & Emergency	Commercial	Recreation	Corporate & Other	Total
Net income (loss)	$2.5	$6.2	$11.4	$(20.1)	$—
Depreciation and amortization	3.1	0.7	3.6	1.2	8.6
Interest expense, net	1.6	0.2	0.1	3.6	5.5
Benefit for income taxes	—	—	—	—	—
EBITDA	7.2	7.1	15.1	(15.3)	14.1
Transaction expenses	—	—	—	2.3	2.3
Sponsor expense reimbursement	—	—	—	0.2	0.2
Restructuring costs	0.1	—	—	0.9	1.0
Stock-based compensation expense	—	—	—	1.9	1.9
Legal matters	—	—	—	0.4	0.4
Net loss on sale of assets and business held for sale	2.7	—	—	—	2.7
Loss on acquisition of business	—	—	—	0.4	0.4
Losses attributable to assets held for sale	0.2	—	—	—	0.2
Adjusted EBITDA	$10.2	$7.1	$15.1	$(9.2)	$23.2

REV GROUP, INC. AND SUBSIDIARIES

ADJUSTED NET INCOME

(In millions; unaudited)

	Three Months Ended January 31,
	2022	2021
Net loss	$(0.7)	$—
Amortization of intangible assets	2.4	2.6
Transaction expenses	0.2	2.3
Sponsor expense reimbursement	0.1	0.2
Restructuring costs	3.7	1.0
Restructuring related charges	0.7	—
Stock-based compensation expense	2.3	1.9
Legal matters	0.8	0.4
Net loss on sale of assets and business held for sale	—	2.7
Loss on acquisition of business	—	0.4
Losses attributable to assets held for sale	—	0.2
Accelerated depreciation on certain property, plant, and equipment	1.4	—
Income tax effect of adjustments	(2.9)	(2.9)
Adjusted Net Income	$8.0	$8.8